Exhibit 99.1

For more information, contact: Alexander G. Babey, President and Chief Executive Officer Erica B. Schmidt, Executive Vice President and Chief Financial Officer (812) 883-2639

MID-SOUTHERN BANCORP, INC.
ANNOUNCES THAT PAUL G. ALLEMEIER IS RETIRING FROM THE BOARD OF DIRECTORS

Salem, Indiana – January 28, 2019 – Mid-Southern Bancorp, Inc. (the "Company") (NASDAQ MSVB), the holding company for Mid-Southern Savings Bank, FSB (the "Bank") (collectively "Mid-Southern"), announced today that Mr. Paul G. Allemeier will not stand for re-election as a director of the Company or the Bank at their respective meetings of stockholders and will retire from service at the conclusion of the Company's annual meeting and will become a director emeritus.

Dana J. Dunbar, Chairman of the Board of Directors stated "Paul has a long and distinguished period of service to Mid-Southern.  He served as Chairman of the Board from 1987 until 2013 and served as President and Chief Executive Officer from 1987 through 1999. Prior to joining Mid-Southern he was a bank examiner and served in a number of financial management positions with the Federal Home Loan Bank of Indianapolis and an Indiana-based financial institution.  We are extremely grateful for the leadership and guidance Paul has provided over his 31 years at Mid-Southern. Our Board, employees and stockholders are indebted to him for his valued service and contributions. His dedication to Mid-Southern, as well as to our communities, and his high level of integrity and respect are examples to all of us."

About the Company and the Bank

Mid-Southern Bancorp, Inc. is the parent company of Mid-Southern Savings Bank, FSB; a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky.   The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and a loan production office located in New Albany, Indiana.

Forward Looking Statements:
This press release contains statements that the Company believes are "forward-looking statements." These statements relate to the Company's financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in the Company's Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and future Annual Reports on Form 10-K.  Such forward-looking statements speak only as of the date of this release.  The Company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company's expectations of results or any change in events.